UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 1, 2026

IDAHO COPPER CORPORATION

(Exact name of Registrant as specified in its Charter)

Nevada	001-43386	98-0221494
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 W. Main Street, Suite 1460, Boise, Idaho 83702

(Address of Principal Executive Offices)

208-274-9220

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	COPR	NYSE American LLC
Common Stock Purchase Warrant	COPR WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

On July 1, 2026, Idaho Copper Corporation, a Nevada corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity, LLC, as representative of the underwriters (the “ThinkEquity”), pursuant to which the Company agreed to sell to the underwriters in a firm commitment underwritten public offering (the “Offering”) an aggregate of 3,712,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and accompanying warrants to purchase 3,712,000 shares of Common Stock, exercisable at a price of $5.75 per share (the “Warrants”), at a public offering price of $4.85 per share and accompanying Warrant, for a total Offering amount of approximately $18 million. The Company has also granted the underwriters a 45-day option to purchase up to an additional 566,800 shares of Common Stock and/or warrants to cover over-allotments, if any. The Offering is expected to close on July 6, 2026.

The shares of Common Stock and accompanying Warrants were offered by the Company pursuant to a registration statement on Form S-1, as amended (File No. 333-290746), filed with the Securities and Exchange Commission (the “Commission”), which was declared effective by the Commission on July 1, 2026 (the “Registration Statement”).

The net proceeds to the Company from the Offering, after deducting the underwriting discount, the underwriters’ fees and expenses and the Company’s estimated Offering expenses, are expected to be approximately $16 million. The Company anticipates using the net proceeds from the Offering for completion of an updated Preliminary Economic Assessment, the first phase of preliminary work of a Prefeasibility Study, and general corporate purposes and working capital.

The Underwriting Agreement contains customary representations and warranties that the parties made to, and solely for the benefit of, the other party in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

The foregoing summary of the terms of the Underwriting Agreement is subject to, and qualified in its entirety by reference to, a copy of the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On July 1, 2026, we released the press release furnished herewith as Exhibit 99.1.

Item 8.01 Other Events

In connection with the Offering, the Company has received approval to list its Common Stock and the Warrants on the NYSE American stock exchange. The Company anticipates that its common stock will commence trading on the NYSE American exchange under the symbol COPR on July 2, 2026. The Warrants will be traded under the symbol COPR WS.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 2, 2026

IDAHO COPPER CORPORATION

By:	/s/ Robert Scannell
Name:	Robert Scannell
Title:	Chief Financial Officer